URT INDUSTRIES, INC. AND SUBSIDIARIES

                         SUBSIDIARIES OF THE REGISTRANT




           Subsidiary                                    State of Incorporation
           ----------                                    ----------------------

United Record & Tape Industries, Inc.                          Florida

Peaches Entertainment Corporation                              Florida